Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2018, by and between NV5 Global, Inc. a Delaware corporation (the “Company”), and Dickerson Wright (hereinafter called the “Executive”).

RECITALS

A.     The Executive has been employed by the Company as its Chairman and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement dated as of August 29, 2017 (the “Prior Employment Agreement”).

B.     The Company and the Executive desire to amend the Prior Employment Agreement in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.     Employment.

1.1     Employment and Term. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company on the terms and conditions set forth herein.

1.2     Duties of Executive. During the Term of Employment (as defined herein) under this Agreement, the Executive shall serve as the Chairman and Chief Executive Officer of the Company, shall diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”) (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) manage personal investments, or (iv) consult, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

2.     Term.

2.1     Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on August 29, 2017 (the “Commencement Date”) and shall expire on the date that is five (5) years after the Commencement Date, unless sooner terminated in accordance with Section 5 hereof (the “Initial Term”).

2.2     Renewal Terms. At the end of the Initial Term, the Term of Employment shall automatically renew for successive two (2) year terms, unless earlier terminated as provided in Section 5 hereof.

2.3     Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment”, and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the “Expiration Date”.

3.     Compensation.

3.1     Base Salary. The Executive shall receive a base salary at the annual rate of $525,000.00 (the “Base Salary”) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the sole discretion of the Board, be increased at any time or from time to time. Executive’s Base Salary is subject to an annual increase equal to the greater of (i) a CPI Adjustment, or (ii) five percent (5%). For purposes of the CPI Adjustment, the following guidelines shall apply: (i) the CPI index shall be the CPI for all urban consumers for the United States City Average, and (ii) August 2017 shall be utilized as the baseline, August 2017 = 100. The amount in question shall be adjusted as of the date of determination.

3.2     Bonuses. During the Term of Employment, the Executive shall be eligible to receive performance bonuses based on the Executive’s performance and/or the Company’s overall performance in accordance with the Company’s incentive compensation plan as determined by the Compensation Committee of the Company’s Board of Directors.

3.3     Automobile and Telephone Expenses. The Executive shall be reimbursed for his automobile and cell phone expenses.

3.4     Other Consideration. The Company shall pay the monthly management fees of Chatham Enterprises, LLC, relating to the aircraft which Executive has an ownership interest, consistent with terms of the existing management agreement, and any amendments, replacements or modifications thereto which change the management fee and which may be approved by the Company.

4.     Expense Reimbursement and Other Benefits.

4.1     Reimbursement of Expenses. Upon the submission of documentation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. Any required reimbursements shall be paid to Executive no later than the last day of the calendar year following the calendar year in which the underlying expense was incurred by the Executive, and the amount of expenses eligible for reimbursement during any year may not affect the expenses eligible for reimbursement in any other year consistent with the requirements of Code Section 409A, as defined below.

4.2     Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. In addition, the Company shall pay for Executive to undertake an annual comprehensive physical examination at a nationally recognized facility.

4.3     Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his/her position and adequate for the performance of his/her duties hereunder.

4.4     Equity Awards. During the Term of Employment, the Executive may be eligible to be granted options (the “Equity Awards”) to purchase common stock (the “Common Stock”) of the Company under (and therefore subject to all terms and conditions of) the Company’s equity award plans adopted from time to time by the Board of Directors, (the “Equity Award Plan”) and all rules of regulation of the Securities and Exchange Commission applicable to Equity Award plans then in effect. The number of Equity Awards, if any, and the terms and conditions of any such Equity Awards, shall be determined by the Committee appointed pursuant to the Equity Award Plan, or by the Board, in its sole discretion and pursuant to the Equity Award Plan.

4.5     Other Benefits. The Executive shall be entitled to four (4) weeks of vacation each calendar year during the Term of Employment (subject to the general eligibility provisions set forth in the Company’s personnel policy), to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

5.     Termination.

5.1     Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful, continuous and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same from the Board of Directors, (ii) fraud, embezzlement or misappropriation of funds in connection with his services hereunder, (iii) conviction of a felony. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall only be obligated to pay to the Executive the following (collectively, the “Accrued Obligations”): (i) his Base Salary to the date of termination; (ii) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1; and (iii) any vested accrued benefits under Company sponsored benefit plans, which shall continue to be payable subject to the terms and conditions of such plans. The Company shall have no further liability hereunder.

5.2     Termination Without Cause. At any time, the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.2, or upon any termination pursuant to Section 5.3, Section 5.4 or Section 5.6 (that is not a termination under any of Sections 5.1 or 5.5), the Company shall (i) pay to the Executive any Accrued Obligations, (ii) continue to pay the Executive’s Base Salary for three (3) years, unless such termination occurs during the Initial Term with more than three (3) years remaining therein, in which event continue to pay Executive’s Base Salary for the remainder of the Initial Term (the “Continuation Period”), (iii) continue to provide the Executive with the benefits he/she was receiving under Section 4.2 hereof (collectively, the “Benefits” and, each, a “Benefit”) through the end of the Continuation Period in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive and (iv) within thirty days of Executive’s termination, pay Executive for any unused vacation days accumulated as of the date of termination. For purposes of continuation of Benefits provided by clause (iii) of the preceding sentence, if a Benefit may be continued only by Executive electing continuation thereof under COBRA (including for purposes of this Section any analogous state law), then to receive the benefits of this Section 5.2 with respect to such Benefit, Executive must to elect continuation of such Benefit under COBRA. If Executive makes such election, the Company will pay or reimburse Executive for the portion of the COBRA premium that is equal to the insurance premium the Company would pay if Executive was then an active employee of the Company. In the event that the Company is unable to provide the Executive with any Benefit required hereunder by reason of the termination of the Executive’s employment pursuant to this Section 5.2 (which shall include any Benefit that may be continued under COBRA for the time period after COBRA coverage would expire), then the Company shall make a cash payment, within thirty days of Executive’s termination, equal to the value of such Benefit that otherwise would have accrued for the Executive’s benefit under the applicable benefit plan, for the period during which such Benefit could not be provided under the plan. The Company’s good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive. Further, if Executive is terminated without cause under this Section 5.2, then the Executive’s Equity Awards, if any, shall immediately vest notwithstanding any other provisions of such Equity Award Agreements to the contrary. The Company shall have no further liability hereunder. For all purposes under this Agreement, the failure by the Company to offer to renew the Agreement following the expiration of the Initial Term or any Renewal Term on the same terms and conditions hereunder shall be treated as if the Company terminated this Agreement pursuant to this Section 5.2.

5.3     Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s group disability policy or any individual disability policy then in effect, or, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. Any termination of the Term of Employment by the Company pursuant to this Section 5.3 shall be deemed to be a termination of the Executive without Cause, and, upon any such termination pursuant to this Section 5.3, the Executive shall be entitled to the compensation specified in Section 5.2 hereof. The Company shall have no further liability hereunder. In connection with making such determination, Company, at its option and expense, shall be entitled to select and retain a physician to confirm the existence of such incapacity or disability, and the determination made by such physician shall be binding on the parties for the purposes of this Agreement.

5.4     Death. In the event of the death of the Executive during the Term of Employment, the Executive shall be deemed to have been terminated without Cause, and the Company shall pay to the estate of the deceased Executive the compensation specified in Section 5.2 hereof. The Company shall have no further liability hereunder.

5.5     Termination by Executive.

(a)     The Executive shall at all times have the right, upon sixty (60) days written notice to the Company, to terminate the Term of Employment.

(b)     Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Obligations. The Company shall have no further liability hereunder. At the Company’s sole option, upon receipt of notice from the Executive pursuant to this Section, the Company may terminate the Term of Employment prior to the end of the sixty-day notice period, in which case, in addition to the covenants set forth above, the Company shall continue to pay the Executive Base Salary for the balance of the notice period. For all purposes under this Agreement, the failure by Executive to offer to renew the Agreement following the expiration of the Initial Term or any Renewal Term on the same terms and conditions hereunder shall be treated as if the Executive terminated this Agreement pursuant to this Section 5.5, except that the Executive shall not be entitled to any Base Salary in excess of that which is due through the last day of Executive’s employment hereunder.

(c)     Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive for Good Reason, the Company shall pay to the Executive the same amounts that would have been payable by the Company to the Executive under Section 5.2 of this Agreement if the Term of Employment had been terminated by the Company without Cause. The Company shall have no further liability hereunder.

(d)     For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of any significant duties or responsibilities which are inconsistent with the Executive’s position (or a similar position in the Company or one of its subsidiaries, as contemplated by Section 1.2 of this Agreement), or any other action by the Company, in each case, which results in a material diminution in the Executive’s position, authority, duties or responsibilities; (ii) any failure by the Company to comply with any of the provisions of Article 3 or Section 4.2 of this Agreement; (iii) a material breach by the Company of its obligations to the Executive under this Agreement; or (iv) the Company’s requiring the Executive to be based at any office or location more than 30 miles outside of the area for which Executive was originally hired to work except where such change in work location does not represent a material change in the geographic location at which Executive is required to provide services. Notwithstanding the foregoing, Executive’s termination shall not constitute a termination for “Good Reason” as a result of any event in above unless (1) Executive first provides the Company with written notice thereof within ninety (90) days after the occurrence of such event, (2) to the extent correctable, Company fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of Company’s cure period. Nothing in this Section 5.5 shall limit the Company’s right to contest any assertion that Executive may make with respect to any such change.

5.6     Change in Control of the Company

(a)     In the event that (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) of the Company shall occur during the Term of Employment, and (ii) prior to one (1) year after the date of the Change in Control, either (x) the Term of Employment is terminated by the Company without Cause, pursuant to Section 5.2 hereof or (y) the Executive terminates the Term of Employment for Good Reason, the Company shall provide to Executive the same payments and benefits provided under Section 5.2 above as if Executive’s employment was terminated thereunder. Further, if a Change in Control occurs during the Term of Employment, then the Executive’s Equity Awards, if any, shall immediately vest notwithstanding any other provisions of such Equity Award Agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

(b)     For purposes of this Agreement, the term “Change in Control” shall mean:

(i)     Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii)     the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

(c)     Notwithstanding the foregoing, the provisions of this Section 5.6 shall only apply if (i) the payments to be made hereunder are not subject to Code Section 409A, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

5.7     Resignation. Upon any notice or termination of employment pursuant to this Article 5, the Executive shall automatically and without further action be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

5.8     Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

5.9     Termination of Employment. For purposes of the application of Section 409A of the Code to any benefit to be provided or any amount payable under this Agreement, termination of employment shall mean “separation from service” as defined under Section 409A and shall not be deemed to occur unless it is reasonably expected that Executive will provide no further services to the Company or its affiliates, as defined in Section 414(b) or (c) of the Code, or that the level of bona fide services will not exceed 20% of the average level of services provided by Executive over the thirty-six (36) months preceding Executive’s termination of employment. If Executive continues to provide bona fide services to the Company or any of its affiliates at a level that is more than 20% of the average level of services provided by Executive over such thirty-six (36) month period, then Executive shall be deemed not to have experienced a termination of employment.

5.10     Compliance with Code Section 409A.

(a)     It is the intention of the Parties that the compensation arrangements under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed in a manner to give effect to such intention. Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e. 2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A). Such amounts shall not be subject to the requirements of subsection (b) below applicable to “nonqualified deferred compensation.”

(b)     All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A – “Section 409A payments”) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any Section 409A payments, except in compliance with Code Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A and Executive shall have no discretion with respect to the timing of Section 409A payments except as permitted under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of determining the application of Code Section 409A. The limitations under this subsection (b) shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Section 409A. In the event that the Executive is determined to be a “specified employee” (as defined and determined under Code Section 409A) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of separation from service shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such termination of employment, or (ii) the Executive’s death, consistent with and to the extent necessary to meet the requirements Code Section 409A.  Any payment delayed by reason of the prior sentence shall be paid in a single lump sum, without interest, on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule.  Any payments to which Code Section 409A applies which are subject to execution of a waiver and release that may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Code Section 409A.

(c)     Notwithstanding any provision of this Agreement to the contrary, (i) in the event that any amounts or benefits payable hereunder would otherwise violate Code Section 409A, Executive shall have no legally enforceable right to receive such amounts or benefits and (ii) in the event that the Company determines that any amounts payable hereunder would violate Code Section 409A, the Company may, but is not be obligated to, adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines in its discretion are necessary or appropriate to comply with the requirements of Code Section 409A. Notwithstanding the foregoing, the Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof, nor for reporting in good faith any payment of benefit as subject to Code Section 409A.

6.     Restrictive Covenants.

6.1     Non-competition. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason (other than by the Company without Cause (as defined in Section 5.1 hereof) or by the Executive for Good Reason (as defined in Section 5.5(d) hereof)), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (based on the business in which the Company was engaged or was actively planning on being engaged as of the date of termination of the Employee’s employment and in the geographic areas in which the Company operated or was actively planning on operating as of date of termination of the Employee’s employment); provided that such provision shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.

6.2     Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

6.3     Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

6.4     Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

6.5     Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

6.6     Definition of Company. Solely for purposes of this Article 6, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

6.7     Acknowledgment by Executive. The Executive acknowledges and confirms that

(a)     the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

6.8     Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.9     Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.10     Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7.     Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.     Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

9.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. To the extent applicable, this Agreement is intended to comply with the distribution and other requirements under Section 409A of the Code. For any payments or reimbursements to be made (or in-kind benefits to be provided) under this Agreement that are subject to Section 409A of the Code, the Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

10.     Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 10 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.

11.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including, without limitation, the Prior Employment Agreement. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

12.     Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail Notice shall be sent (i) if to the Company, addressed to Richard Tong, Executive Vice President and General Counsel, NV5 Global, Inc., 200 South Park Road, Suite 350, Hollywood, FL 33021-8758, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

13.     Benefits: Binding, Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

14.     Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

15.     Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

16.     Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

17.     Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.     No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY
NV5 Global, Inc.

By:	/s/ Richard Tong
Name: Richard Tong
Title: Executive Vice President and General Counsel

EXECUTIVE:

By:	/s/ Dickerson Wright
Name: Dickerson Wright

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